Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports
2007 Second Quarter Results
STAMFORD, Conn., August 2, 2007 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2007. Revenues totaled $137.5 million as compared to $119.3 million in the prior year quarter. Operating income was $9.7 million as compared to $21.4 million in the prior year quarter. Net income was $7.0 million, or $0.10 per share, as compared to $14.7 million, or $0.21 per share, in the prior year quarter. Earnings in the quarter were negatively impacted by a $15.7 million impairment charge related to our revised performance expectations of our feature film “The Condemned”.
Excluding the impairment charge discussed above, operating income would have been $25.4 million as compared to $21.4 million in the prior year quarter, representing a 19% increase. Net income would have been $16.9 million, or $0.23 per share, in the current quarter as compared to $14.7 million, or $0.21 per share, in the prior year quarter.
“We achieved a broad-based 15% revenue increase, posting higher revenues across all key business lines in the current quarter. In addition to the top line growth, we achieved EBITDA of approximately $12.0 million, or $27.7 million excluding the film impairment. This $27.7 million represents an 18% increase over the prior year quarter,” said Linda McMahon, Chief Executive Officer.
“Live and Televised revenues were driven by the success of WrestleMania® which set WWE® records for both the number of pay-per-view buys and gross ticket sales. Consumer Products revenues increased 29% over the prior year quarter, reflecting improvements in our home video, licensing and magazine publishing businesses. Digital Media revenues, which were up 30% over the prior year quarter, also benefited from new partnerships, particularly for wireless content,” concluded Mrs. McMahon.

Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended June 30, 2007 and June 30, 2006. (Dollars in millions)

	Three Months Ended
	June 30,	June 30,
Net Revenues	2007	2006
Live and Televised Entertainment	$102.9	$92.6
Consumer Products	26.4	20.4
Digital Media	8.2	6.3
WWE Films	—	—

Total	$137.5	$119.3

	Three Months Ended
	June 30,	June 30,
Profit Contribution	2007	2006
Live and Televised Entertainment	$33.4	$33.0
Consumer Products	15.8	10.9
Digital Media	3.7	2.4
WWE Films	(15.9)	—

Total profit contribution	$37.0	$46.3

Profit contribution margin	27%	39%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $102.9 million for the current quarter as compared to $92.6 million in the prior year quarter, representing an 11% increase.
•	Live Event revenues were $ 30.1 million as compared to $25.1 million in the prior year quarter, primarily due to an increase in the number of international events as well as an increase in attendance at our North American events.
•	There were 84 events, including 26 international events, during the current quarter as compared to 85 events, including 17 international events, in the prior year quarter.

•	North American average attendance was approximately 6,900 in the current quarter as compared to 5,800 in the prior year quarter, an increase of 19%, which represents our tenth consecutive quarter in which average attendance has increased as compared to the prior year quarter. The average ticket price for North American events was approximately $46.00 in the current quarter as compared to $42.00 in the prior year quarter. Revenue related to our pay-per-view events increased by approximately $3.1 million, reflecting the success of our WrestleMania 23 event which was attended by more than 80,000 fans and generated $5.4 million in ticket sales.

•	Pay-Per-View revenues were $39.8 million as compared to $38.1 million in the prior year quarter. There were five pay-per-view events produced in each quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	June 30, 2007	June 30, 2006
WrestleMania®	1,188	958
Backlash®	194	213
Judgment Day®	242	238
One Night Stand®	186	294
Vengeance®	243	339

Prior events	51	185

Total	2,104	2,227
•	The North American retail price of our pay-per-view events, excluding WrestleMania, was increased to $39.95 from $34.95 beginning with the One Night Stand event in 2006. The North American retail price of WrestleMania was $49.95 in both the current and prior year. The buys reported for WrestleMania 23 represent the most buys ever generated by a WWE pay-per-view event.
•	Venue Merchandise revenues were $5.4 million as compared to $5.2 million in the prior year quarter, primarily reflecting the increase in North American attendance and an increase in per capita spending by our fans of approximately $1.00 to $12.75 in the current quarter.

•	Television Rights Fees revenues were $23.9 million as compared to $20.8 million in the prior year quarter. This increase is primarily due to the rights fees received from our ECW® telecasts in the current quarter, which began airing on the SCI FI Channel in June, 2006.

•	WWE 24/7™ revenues were $1.3 million as compared to $0.7 million in the prior year quarter. The increase in revenues reflects the growth in the number of subscribers for our video-on-demand program.

Consumer Products
Revenues from our Consumer Products businesses were $26.4 million versus $20.4 million in the prior year quarter, representing a 29% increase.
•	Home Video net revenues were $14.8 million as compared to $12.1 million in the prior year quarter. We shipped over 310,000 DVD units of WrestleMania 23, which represented our best selling title in the current quarter. In addition, we shipped a combined 215,000 DVD units for the two releases of The Ladder Match and Ric Flair and the Four Horsemen in the current quarter.
•	Licensing revenues were $7.7 million as compared to $5.2 million in the prior year quarter, primarily reflecting increases in toy and apparel related sales. Revenues related to toy sales and apparel increased by approximately $2.4 million as compared to the prior year quarter.
•	Magazine publishing net revenues were $3.7 million as compared to $3.0 million in the prior year quarter, representing a 23% increase. In the current quarter we published 3 issues as compared to 7 issues in the prior year quarter. In July 2006 we began publishing WWE Magazine, which replaced our two former magazines, Raw® and SmackDown®.
Digital Media
Revenues from our Digital Media related businesses were $8.2 million as compared to $6.3 million in the prior year, representing a 30% increase.
•	WWE.com revenues were $4.6 million as compared to $2.9 million in the prior year quarter, reflecting additional revenues from sales of advertising and our wireless content.
•	WWEShop revenues were $3.6 million as compared to $3.4 million in the prior year quarter, primarily due to a 3% increase in the number of orders processed during the current quarter. The average amount spent by our customers per order was approximately $51.00.
WWE Films
WWE does not participate in any revenues associated with our film projects until the print and advertising costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, no revenues have been recorded to date for the three feature films released to date. After the recording of our $15.7 million asset impairment for “The Condemned”, we have approximately $39.3 million of capitalized film production costs on our balance sheet as of June 30, 2007.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $37.0 million in the current quarter as compared to $46.3 million in the prior year quarter while the profit contribution margin was approximately 27% as compared to 39% in the prior year. Excluding the impact of the $15.7 million feature film asset impairment discussed above, the profit contribution margin would have been consistent with the prior year quarter. Improved margins from our live events, home video and digital media businesses were offset by increased pay-per-view and television production costs. These costs reflect the staging of WrestleMania 23 in a large stadium and producing four television shows from international locations as compared to two in the prior year.
Selling, general and administrative expenses
SG&A expenses were $25.0 million for the current quarter as compared to $23.0 million in the prior year quarter, primarily reflecting increased staff related costs.
EBITDA
EBITDA for the current quarter was approximately $12.0 million, or $27.7 million excluding the film impairment, as compared to $23.4 million in the prior year quarter.
Summary Results for the Six Months Ended
Total revenues through the six months ended June 30, 2007 were $244.9 million as compared to $214.4 million in the prior year period. Operating income for the current period was $30.3 million versus $35.7 million in the prior year period. Net income was $22.2 million, or $0.31 per share, as compared to $24.1 million, or $0.34 per share, in the prior year period. As discussed above, the current year results reflect the $15.7 million asset impairment for “The Condemned”.
Excluding the impairment charge discussed above, operating income would have been $46.0 million as compared to $35.7 million in the prior year period, representing a 29% increase. Net income would have been $32.2 million, or $0.45 per share, in the current period as compared to $24.1 million, or $0.34 per share, in the prior year period.
The following chart reflects net revenues and profit contribution by segment for the six months ended June 30, 2007 and June 30, 2006. (Dollars in millions)

	June 30,	June 30,
Net Revenues	2007	2006
Live and Televised Entertainment	$165.9	$153.9
Consumer Products	63.8	49.3
Digital Media	15.2	11.2
WWE Films	—	—

Total	$244.9	$214.4

	June 30,	June 30,
Profit Contribution	2007	2006
Live and Televised Entertainment	$57.1	$56.8
Consumer Products	39.4	29.4
Digital Media	5.7	3.8
WWE Films	(15.9)	—

Total profit contribution	$86.3	$90.0

Profit contribution margin	35%	42%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $165.9 million for the current period as compared to $153.9 million in the prior year, an increase of 8%.

	June 30,	June 30,
	2007	2006
Pay-Per-View	$55.6	$55.2
Live Events	$48.3	$42.1
Venue Merchandise	$10.6	$9.6
Television Rights Fees	$45.8	$41.5
Television Advertising	$2.2	$3.7
WWE 24/7	$2.3	$1.0
Consumer Products
Revenues from our Consumer Products businesses were $63.8 million versus $49.3 million in the prior year, an increase of 29%.

	June 30,	June 30,
	2007	2006
Home Video	$28.2	$24.5
Licensing	$28.3	$18.5
Magazine Publishing	$6.6	$6.0
Digital Media
Revenues from our Digital Media related businesses were $15.2 million as compared to $11.2 million in the prior year, an increase of 36%.

	June 30,	June 30,
	2007	2006
WWE.com	$7.4	$5.1
WWE Shop	$7.8	$6.1

Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $86.3 million in the current period as compared to $90.0 million in the prior year period while the profit contribution margin was approximately 35% in the current year as compared to 42% in the prior year period. Excluding the impact of the $15.7 million feature film asset impairment discussed above, the profit contribution margin would have been consistent with the prior year period. Improved margins from our home video and digital media businesses were offset by increased pay-per-view and television production costs. These costs reflect the staging of WrestleMania 23 in a large stadium and producing four television shows from international locations as compared to two in the prior year.
Selling, general and administrative expenses
SG&A expenses were $51.4 million for the current period as compared to $50.0 million in the prior year period.
EBITDA
EBITDA was for the current period was approximately $34.9 million, or $50.6 excluding the film impairment, as compared to $40.1 million in the prior year period.
Cash Flows
Net cash provided by operating activities was $48.8 million for the six months ended June 30, 2007 as compared to $21.0 million in the prior year period.
Business Outlook
In lieu of providing specific financial guidance, we have expanded the depth of our business metrics, and made these available to investors on a monthly basis on our corporate website – corporate.wwe.com. Additionally, as a specific point of reference, the Company has targeted 2007 EBITDA growth of approximately 12% over the prior calendar year for the payout of management bonuses.
Note: World Wrestling Entertainment, Inc. will host a conference call on August 2, 2007 at 11:00 a.m. ET to discuss the Company’s earnings results for the second quarter of 2007. All interested parties can access the conference call by dialing 800-795-1259 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. ECW is a trademark of WWE Libraries, Inc. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Net revenues	$137,511	$119,339	$244,902	$214,417

Cost of revenues	100,524	72,955	158,621	124,375
Selling, general and administrative expenses	25,008	22,979	51,369	49,973
Depreciation and amortization	2,252	2,038	4,604	4,412

Operating income	9,727	21,367	30,308	35,657

Investment income, net	1,681	1,806	3,979	3,804
Interest expense	126	138	234	280
Other (expense) income, net	(60)	13	346	997

Income before income taxes	11,222	23,048	34,399	40,178

Provision for income taxes	4,176	8,381	12,215	16,057

Net income	$7,046	$14,667	$22,184	$24,121

Earnings per share – basic and diluted:
Net income	$0.10	$0.21	$0.31	$0.34

Shares used in per share calculations:
Basic	71,307	71,176	71,041	69,952

Diluted	72,145	71,397	71,411	70,409

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:

Cash and equivalents	$82,367	$86,267
Short-term investments	183,789	161,889
Accounts receivable, net	54,608	52,113
Inventory, net	3,309	3,049
Prepaid expenses and other current assets	19,856	13,803

Total current assets	343,929	317,121

PROPERTY AND EQUIPMENT, NET	66,678	67,972

FEATURE FILM PRODUCTION ASSETS	39,273	53,560

INTANGIBLE ASSETS, NET	2,761	3,328

OTHER ASSETS	13,557	11,304

TOTAL ASSETS	$466,198	$453,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$894	$862
Accounts payable	14,890	14,909
Accrued expenses and other liabilities	31,272	25,837
Deferred income	18,660	20,166

Total current liabilities	65,716	61,774

LONG-TERM DEBT	5,345	5,800
NON-CURRENT TAX LIABILITY	11,130	—

STOCKHOLDERS’ EQUITY:
Class A common stock	236	231
Class B common stock	479	479
Additional paid-in capital	298,441	286,985
Accumulated other comprehensive income	1,551	666
Retained earnings	83,300	97,350

Total stockholders’ equity	384,007	385,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$466,198	$453,285

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$22,184	$24,121
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of feature film production assets	15,919	—
Revaluation of warrants	(117)	(714)
Depreciation and amortization	4,604	4,412
Realized loss on sale of investments	730	1,029
Amortization of investment income	(247)	(776)
Stock compensation costs	4,218	2,795
Provision for doubtful accounts	(573)	101
Provision for inventory obsolescence	1,090	1,119
Benefit for deferred income taxes	(1,636)	(1,754)
Excess tax benefit from stock-based payment arrangements	(795)	(1,475)
Changes in assets and liabilities:
Accounts receivable	(1,923)	75
Inventory	(1,350)	(1,658)
Prepaid expenses and other assets	3,508	3,156
Feature film production assets	(1,631)	(10,737)
Accounts payable	(18)	(1,654)
Accrued expenses and other liabilities	6,070	4,298
Deferred income	(1,259)	(1,299)

Net cash provided by operating activities	48,774	21,039

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,578)	(4,629)
Purchase of other assets	(166)	(2,264)
Purchase of short-term investments	(79,695)	(20,154)
Proceeds from sales or maturities of short-term investments	57,275	101,615

Net cash (used in) provided by investing activities	(25,164)	74,568

FINANCING ACTIVITIES:
Repayments of long-term debt	(422)	(391)
Dividends paid	(34,214)	(33,583)
Issuance of stock, net	438	305
Proceeds from exercise of stock options	5,893	12,753
Excess tax benefit from stock-based compensation arrangements	795	1,475

Net cash used in financing activities	(27,510)	(19,441)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,900)	76,166
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,267	101,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$82,367	$177,480

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Net income reported on U.S. GAAP basis	$7,046	$14,667	$22,184	$24,121

Provision for income taxes	4,176	8,381	12,215	16,057
Interest and other, net	1,495	1,681	4,091	4,521

Depreciation and amortization	2,252	2,038	4,604	4,412

EBITDA	$11,979	$23,405	$34,912	$40,069

     Non-GAAP Measure:
EBITDA is defined as net income before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$24,077	$3,286	$48,774	$21,039

Less cash used in capital expenditures:
Purchase of property and equipment	(1,090)	(2,822)	(2,578)	(4,629)
Purchase of other assets	(104)	(1,389)	(166)	(2,264)

Free Cash Flow	$22,883	($925)	$46,030	$14,146

     Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.